Exhibit 99.2

Watson Pharmaceuticals, Inc.

Non-GAAP Reconciliation Table - Third Quarter Ended September 30, 2011

(in millions, except per share amounts)

		NON-GAAP ADJUSTMENTS
	GAAP Results	Amortization Expense (1)	Acquisition & Licensing (2)	Accretion Expense (3)	Global Supply Chain (4)	Impairments / Asset Sales (5)	All Other (6)	Non-GAAP Results
Net revenues	$1,081.6	$—	$—	$—	$—	$—	$(2.4)	$1,079.2

Operating Expenses:
Cost of Goods Sold (excludes amortization, presented below)	603.2	—	(7.9)	—	(2.7)	—	—	592.6
Research and development	73.4	—	(1.0)	—	(0.4)	—	—	72.0
Selling and marketing	104.4	—	—	—	—	—	—	104.4
General and administrative	85.2	—	(0.6)	—	(0.2)	—	—	84.4
Amortization	71.8	(71.8)	—	—	—	—	—	(0.0)
Loss on asset sales and impairments, net	3.8	—	—	—	—	(3.8)	—	—

Total operating expenses	941.8	(71.8)	(9.5)	—	(3.3)	(3.8)	—	853.4

Operating Income	139.8	71.8	9.5	—	3.3	3.8	(2.4)	225.8
Other (expense) income:
Interest income	0.3	—	—	—	—	—	—	0.3
Interest expense	(24.4)	—	—	11.0	—	—	—	(13.4)
Other income	2.9	0.2	—	(0.2)	—		(2.7)	0.2

Total other (expense) income, net	(21.2)	0.2	—	10.8	—	—	(2.7)	(12.9)
Income before income taxes and noncontrolling interest	118.6	72.0	9.5	10.8	3.3	3.8	(5.1)	212.9
Provision for income taxes	50.9	17.8	2.3	0.8	1.0	(0.1)	1.9	74.6

Net Income	67.7	54.2	7.2	10.0	2.3	3.9	(7.0)	138.3
Loss attributable to noncontrolling Interest	0.4	—	—	—	—	—	—	0.4

Net income attributable to common shareholders	$68.1	$54.2	$7.2	$10.0	$2.3	$3.9	$(7.0)	$138.7

Diluted earnings per share	$0.54							$1.09
Diluited weighted average shares outstanding	126.9							126.9

Explanation of reconciling items to arrive at non-GAAP financial results:

1.	Includes amortization expense of acquired intangible assets, such as product rights, and amortization of the excess purchase price of an equity method investments recorded in other income.
2.	Consists of inventory step-up amortization of $7.3 in Cost of Goods Sold; fair value adjustments of certain contingent oblgations relating to the acquisition of our progesterone business from Columbia Labs of $0.6 and $1.0 in Cost of Goods Sold and Research and Development, respectively; Specifar related acquisition costs of $0.5 in General and Administrative; and, other acquisition and licensing expenses of $0.1 in General and Administrative.
3.	Amount in interest expense represents a non-cash fair value adjustment related to the Company’s preferred stock of $4.2 and an adjustment to the fair value of contingent liabilities associated with the acquisitions of Arrow Group, the progesterone business from Columbia Labs and Specifar of $3.4, $2.0 and $1.4, respectively. These adjustments are based upon the passage of time and are classified as interest expense. Amount in other income represents a non-cash adjustment to the fair value of a contingent asset associated with the acquisition of Specifar of $0.2.
4.	Represents amounts attributable to our global supply chain initiative to improve efficiencies within our Generics segment. The costs relate to manufacturing operations in Canada, India and Corona, CA and R&D facilities in Canada and Corona, CA. Amounts in Cost of Goods Sold include: $0.8 accelerated depreciation; $0.9 severance and retention; and $1.0 product transfer costs. Amounts in R&D include: $0.2 severance and retention; and $0.2 accelerated depreciation. Amounts in G&A include $0.2 severance and retention.
5.	Includes loss on sale of an equity method investment of $2.4 and an impairment of equity method investment of $1.8, offset by gains on asset sales of $0.4.
6.	Amount in Net Revenues includes $2.4 payment received relating to a divested business. Amount in Other Income includes $2.1 gain from the reversal of a reserve established in connection with a product divestiture that is no longer required and $0.6 relating to the revaluation of securities issued by an equity method investee.